Exhibit 2.7

GUARANTEE AND PLEDGE AGREEMENT

between

Eastern & Western Hotel Corporation

and

The Bank of New York Trust Company, N.A.,
as Collateral Agent

Dated as of March 29, 2005

TABLE OF CONTENTS

SECTION 1. DEFINED TERMS
SECTION 2. GUARANTEE
2.1	Guarantee
2.2	Limited Recourse Guarantee
2.3	No Subrogation
2.4	Amendments, etc. with respect to Obligations
2.5	Guarantee Absolute and Unconditional
2.6	Reinstatement
2.7	Payments
SECTION 3. GRANT OF SECURITY INTEREST
3.1	Grant of Security Interest
3.2	Term of Security Interest
SECTION 4. REPRESENTATIONS AND WARRANTIES
4.1	Title; No Other Liens
4.2	Perfected Liens
4.3	Jurisdiction of Organization
4.4	Cash Account
4.5	Existence; Power; Authorization
4.6	No Consent; Enforceable Obligations
4.7	No Legal Bar
SECTION 5. COVENANTS
5.1	Creation of Cash Account
5.2	Delivery of Control Agreement
5.3	Delivery of Instruments, Certificated Securities and Chattel Paper
5.4	Maintenance of Perfected Security Interest; Further Documentation
5.5	Changes in Name, etc
5.6	Notices
5.7	Transactions with Affiliates
5.8	Operation of the Casino Hotel
SECTION 6. REMEDIAL PROVISIONS
6.1	Cash Account
6.2	Proceeds to be Turned Over To Collateral Agent
6.3	Application of Proceeds
6.4	Code and Other Remedies
SECTION 7. THE COLLATERAL AGENT
7.1	Collateral Agent’s Appointment as Attorney-in-Fact, etc
7.2	Duty of Collateral Agent
7.3	Execution of Financing Statements
7.4	Authority of Collateral Agent
SECTION 8. MISCELLANEOUS
8.1	Amendments in Writing
8.2	Notices
8.3	No Waiver by Course of Conduct; Cumulative Remedies

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8.4	Successors and Assigns
8.5	Counterparts
8.6	Severability
8.7	Section Headings
8.8	Integration
8.9	GOVERNING LAW
8.10	Submission To Jurisdiction; Waivers
8.11	Releases
8.12	WAIVER OF JURY TRIAL
8.13	Effectiveness
8.14	Intercreditor Agreement

SCHEDULES
Schedule 1	Cash Account
Schedule 2	Perfection Matters
Schedule 3	Jurisdiction of Organization

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GUARANTEE AND PLEDGE AGREEMENT

GUARANTEE AND PLEDGE AGREEMENT, dated as of March 29, 2005 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), between Eastern & Western Hotel Corporation, a Nevada corporation (the “Pledgor”), and The Bank of New York Trust Company, N.A., as Collateral Agent (in such capacity, the “Collateral Agent,” or in the capacity of Trustee, the “Trustee”) for the Noteholders (the “Noteholders”) of the 8¾% Senior Secured Notes due 2012 (the “Notes”) issued by 155 East Tropicana, LLC, a Nevada limited-liability company (the “Company”), and 155 East Tropicana Finance Corp., a Nevada corporation (“Finance Corp.,” and together with the Company, the “Issuers”), beneficiaries of the Indenture, dated as of March 29, 2005 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuers, any future Guarantors party thereto and the Trustee.

W I T N E S S E T H:

WHEREAS, the initial purchasers of the Notes (the “Initial Purchasers”) have agreed to purchase the Notes from the Issuers for resale to the Noteholders upon the terms and subject to the conditions set forth in the Indenture;

WHEREAS, the Pledgor and the Company have entered into an Amended and Restated Casino Lease, dated as of March 9, 2005 (the “Casino Lease”), and an Amended and Restated Hotel Lease, dated as of March 9, 2005 (the “Hotel Lease” and, together with the Casino Lease, the “Leases”), pursuant to which the Pledgor leases from the Company, and operates, that certain hotel casino commonly known as the San Remo Las Vegas Casino Resort (and to be re-branded and reopened as a “Hooters Casino Hotel”) located at 115 and 155 East Tropicana Avenue, Las Vegas, Nevada (the “Casino Hotel”);

WHEREAS, it is a condition precedent to the obligation of the Initial Purchasers to purchase the Notes that the Pledgor will guarantee to each holder of the Notes and the Trustee the payment and performance of the Issuers’ Obligations (as defined in the Indenture) under the Indenture, the Notes and the applicable collateral agreements (the “Obligations”) to the extent of (a) the cash flow received by the Pledgor from casino operations at the Casino Hotel, in excess of rent and reserves and (b) the Pledgor’s right, title and interest in and to the Leases and the leasehold interests in the Casino Hotel and the other “Trust Property” (as defined in the Leasehold Deed of Trust, Fixture Filing with Assignment of Rents and Leases, and Security Agreement, dated as of March 29, 2005 (the “Deed of Trust”) by and from the Pledgor, as “Grantor,” to Lawyers Title of Nevada, Inc., as “Trustee” for the benefit of the Collateral Agent);

WHEREAS, pursuant to a similar Guarantee and Pledge Agreement, dated as of March 29, 2005 (the “Lender E&W Guarantee”), by and between the Pledgor and Wells Fargo Foothill, Inc. (“Lender”), the Cash Account Collateral (as defined herein) and the Trust Property also secures obligations under the Credit Agreement, dated as of March 29, 2005 (the “Credit Agreement”), among Lender and the Issuers;

WHEREAS, pursuant to, and to the extent provided in, an Intercreditor and Lien Subordination Agreement, dated as of March 29, 2005 (the “Intercreditor Agreement”), among Lender, the Collateral Agent, and the Issuers, the security interest in the Cash Account Collateral and the Trust Property that secures the Obligations will be subordinate to the security interest (granted pursuant to the Lender E&W Guarantee) in the Cash Account Collateral and the Trust Property that secures the principal amount of indebtedness of up to $15.0 million (plus related interest, fees, indemnities, costs and expenses) (granted pursuant to the Lender E&W Guarantee) under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Initial Purchasers to purchase the Notes that the Pledgor shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Noteholders;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, in its capacity as Trustee, to enter into the Indenture and to induce the Initial Purchasers and the Noteholders to make their respective purchases of Notes, the Pledgor hereby agrees with the Collateral Agent, for the ratable benefit of the Noteholders, as follows:

SECTION 1. DEFINED TERMS

(a)                                  Unless otherwise specified or defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture.

(b)                                 The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(c)                                  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. GUARANTEE

2.1                                 Guarantee.  (a)  The Pledgor hereby, unconditionally and irrevocably, guarantees to the Collateral Agent on the terms and conditions set forth in this Agreement (the “Guarantee”), for the ratable benefit of the Noteholders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Issuers when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations to the extent of this Guarantee.

(b)                                 The Pledgor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of the Pledgor hereunder without impairing the Guarantee or affecting the rights and remedies of the Collateral Agent or any Noteholder hereunder.

(c)                                  The Guarantee shall remain in full force and effect until termination, which termination shall occur upon the earliest of (i) such time as all Obligations under the Guarantee shall have been satisfied by payment in full, (ii) such time as none of the Notes remain outstanding and (iii) following the occurrence of the Operator Licensing Event, the termination of the Casino Lease and the consummation of the other transactions that are to occur as a condition to on the Third Closing Date (as defined in, and as provided in, the Amended and Restated Joint Venture Agreement, dated as of March 9, 2005 (the “Joint Venture Agreement”), by and between EW Common LLC, a Nevada limited liability company, who is the successor in interest to the Pledgor; Florida Hooters LLC, a Nevada limited liability company (“Florida Hooters”); and the Pledgor to the extent that the Pledgor has remaining obligations under the Joint Venture Agreement, dated as of June 29, 2004, by and between the Pledgor and I and P Corporation, Colorado, a Nevada corporation, on the one side and Florida Hooters, on the other side) (the transactions described in this clause (iii), the “Third Closing Date Transactions”).

(d)                                 No payment made by the Issuers, any guarantor or any other Person or received or collected by the Collateral Agent or any Noteholder from the Issuers, any guarantor or any other Person by virtue of any action or proceeding or any set-off, appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Pledgor hereunder which shall, notwithstanding any such payment (other than any payment made by the Pledgor in respect of the Obligations or any payment received or collected from the Pledgor in respect of the Obligations), remain liable for the Obligations hereunder until the earliest of (i) the payment of the Obligations in full, (ii) such time as none of the Notes remains outstanding and (iii) the consummation of the Third Closing Date Transactions in accordance with the Joint Venture Agreement.

2.2                                 Limited Recourse Guarantee.  Notwithstanding anything contained in any other provision of this Agreement to the contrary, (a) neither Collateral Agent nor any of the Noteholders shall have recourse to the Pledgor or to any of its tangible or intangible assets to satisfy the Obligations or for any other amounts that may become owing by the Pledgor in connection with the execution, delivery and performance of this Agreement, except and only to the extent of the Cash Account Collateral (as defined below) and the Trust Property, (b) the Collateral Agent and the Noteholders shall look solely to the Cash Account Collateral and the Trust Property for payment and satisfaction of the Guarantee in this Agreement and (c) the Pledgor shall have no liability for any deficiency if the proceeds of the sale or other disposition of the Cash Account Collateral and/or the Trust Property are insufficient to satisfy the Obligations.

2.3                                 No Subrogation.  Notwithstanding any payment made by the Pledgor hereunder or any set-off or application of funds of the Pledgor by the Collateral Agent or any Noteholder, the Pledgor shall not be entitled to be subrogated to any of the rights of the Collateral Agent or any Noteholder against the Issuers or any other guarantor or any collateral security, guarantee or right of offset held by the Collateral Agent or any Noteholder for the payment of the Obligations, nor shall the Pledgor seek or be entitled to seek any contribution or reimbursement from the Issuers or any other guarantor in respect of payments made by the Pledgor hereunder.

2.4                                 Amendments, etc. with respect to Obligations.  The Pledgor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Pledgor and without notice to or further assent by the Pledgor, any demand for payment of any of the Obligations made by the Collateral Agent or any Noteholder may be rescinded by the Collateral Agent or such Noteholder and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any Noteholder, and the Indenture and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Collateral Agent (or the Noteholders, in accordance with the Indenture) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any Noteholder for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Collateral Agent nor any Noteholder shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the Guarantee or any property subject thereto.

2.5                                 Guarantee Absolute and Unconditional.  The Pledgor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice or proof of reliance by the Collateral Agent or any Noteholder upon the Guarantee or acceptance of the Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the Guarantee; and all dealings between the Issuers and the Pledgor, on the one hand, and the Collateral Agent and the Noteholders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the Guarantee.  The Pledgor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Issuers or the Pledgor with respect to the Obligations.  The Pledgor understands and agrees that the Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Indenture, any of the Obligations or any other collateral security or guarantee therefor or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any Noteholder, (b) any defense, set-off or counterclaim (other than a defense of payment or performance), to the extent permitted by law, which may at any time be available to or be asserted by the Issuers or any other Person against the Collateral Agent or any Noteholder, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Issuers or the Pledgor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Issuers for the Obligations, or of the Pledgor under the Guarantee, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Pledgor, the Collateral Agent or any Noteholder may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Issuers, any other guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any Noteholder to make any such demand, to pursue such other rights or remedies or to collect any payments from the Issuers, any other guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Issuers, any other guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Pledgor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any Noteholder against the Pledgor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6                                 Reinstatement.  The Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any Noteholder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the either of the Issuers or the Pledgor, or upon or as a result of the appointment of a receiver, intervener or conservator of, or trustee or similar officer for, the Issuers or the Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7                                 Payments.  The Pledgor hereby guarantees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in U.S. Dollars at the Collateral Agent’s office specified in Section 8.2.

SECTION 3. GRANT OF SECURITY INTEREST

3.1                                 Grant of Security Interest.  The Pledgor hereby assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Noteholders, a security interest in all of Pledgor’s right, title and interest in and to the Cash Account (as defined below) hereafter acquired by the Pledgor or in which the Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Cash Account Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all obligations and liabilities of the Pledgor that may arise under or in connection with this Agreement (including, without limitation, Section 2) (collectively, the “Pledgor Obligations”):

(a)                                  the Cash Account of Pledgor listed on Schedule 1;

(b)                                 all books and records pertaining to the Cash Account Collateral; and

(c)                                  to the extent not otherwise included, all “proceeds” as such term is defined in Section 9-102(a)(64) of the NY UCC (as defined below) and, in any event, shall include, without limitation, all dividends or other income from the Cash Account, collections thereon or distributions or payments with respect thereto

(collectively, the “Proceeds”), all “supporting obligations” as defined in the NY UCC and products of any and all of the foregoing.

3.2                                 Term of Security Interest.  Notwithstanding any earlier termination of the Guarantee, the security interest granted pursuant to Section 3.1 shall remain in full force and effect until termination, which termination shall occur upon the earlier of (i) the payment of the Obligations in full and (ii) such time as none of the Notes remain outstanding.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Collateral Agent to enter into the Indenture and to induce the Initial Purchasers to purchase Notes from the Issuers, the Pledgor hereby represents and warrants to the Collateral Agent and each Noteholder that:

4.1                                 Title; No Other Liens.  Except for the security interest granted to the Collateral Agent for the ratable benefit of the Noteholders pursuant to this Agreement, the Pledgor owns the Cash Account free and clear of any and all Liens.  The Pledgor is the beneficial and record owner of the Cash Account pledged by it hereunder.

4.2                                 Perfected Liens.  Upon the execution of a control agreement by The Bank of New York Trust Company, N.A., the Pledgor and the Company pursuant to Section 5.2 hereof (“Control Agreement”), the security interest, granted pursuant to this Agreement upon completion of the filings and other actions specified on Schedule 2 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Collateral Agent in completed and, if required, duly executed form) will constitute valid perfected security interests, in the Cash Account in favor of the Collateral Agent, subject to the Intercreditor Agreement and the Lender E&W Guarantee, for the ratable benefit of the Noteholders, as collateral security for the Pledgor Obligations, enforceable in accordance with the terms hereof against all creditors of the Pledgor and any Persons purporting to purchase any Cash Account from such Pledgor.

4.3                                 Jurisdiction of Organization.  As of the Closing Date, the Pledgor’s jurisdiction of organization and identification number from the jurisdiction of organization (if any), as the case may be, are specified on Schedule 3.

4.4                                 Cash Account.  The Cash Account is not subject to any agreement or undertaking (other than the Intercreditor Agreement) restricting the right or ability of the Pledgor or the Collateral Agent to sell, assign or transfer the Cash Account, including Proceeds thereof.

4.5                                 Existence; Power; Authorization.  The Pledgor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to make, deliver and perform this Agreement and (c) has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

4.6                                 No Consent; Enforceable Obligations.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement. This Agreement has been duly executed and delivered on behalf of the Pledgor and constitutes a legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.7                                 No Legal Bar.  The execution, delivery and performance of this Agreement will not violate (a) the organizational or governing documents of the Pledgor, (b) any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority applicable to or binding upon the Pledgor or any of its property or to which the Pledgor or any of its property is subject or (c) any security issued by the Pledgor or any other material agreement, instrument or other undertaking to which the Pledgor is a party or by which it or any of its property is bound.

SECTION 5. COVENANTS

The Pledgor covenants and agrees with the Collateral Agent and the Noteholders that, from and after the date of this Agreement until the Obligations shall have been paid in full:

5.1                                 Creation of Cash Account.  (a)  The Pledgor shall create a cash collateral account, pursuant to the Casino Lease and shall deposit with respect to each month, after payment of the Base Rent (as defined in the Casino Lease) for such month and the reserves for such month set forth in Sections 4.2(a), (b) and (c) of the Casino Lease and any unfunded reserves for prior months (the “Casino Lease Reserves”), the remaining cash flow, if any, from casino operations (the “Remaining Casino Cash Flow”) for such month in a collateral account as set forth in Section 4.2(d) of the Casino Lease (the “Cash Account”) within 25 days after the end of such month; provided, however, that the Pledgor shall have no further obligation to deposit the Remaining Casino Cash Flow in the Cash Account after the termination of the Casino Lease following the occurrence of the Operator Licensing Event.  To the extent that in a particular month, cash flow from casino operations is not sufficient to pay all cash payments (including the deposits for the Casino Lease Reserves) required to be made in such month (the “Required Payments”; the excess of the Required Payments over the cash flow from casino operations, the “Cash Deficit”), then Pledgor shall have the right to withdraw from the Cash Account an amount of cash equal to such Cash Deficit provided, however, that the Pledgor shall have no right to withdraw funds from the Cash Account after the termination of the Casino Lease following the occurrence of the Operator Licensing Event. The Cash Account shall be preserved by Pledgor, in trust for the benefit of the holders of the Notes, subject to the Intercreditor Agreement and the Lender E&W Guarantee, until such time as all Notes cease to be outstanding.

(b)                                 Without the prior written consent of the Collateral Agent, the Pledgor will not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Cash Account or Proceeds thereof constituting Collateral hereunder, (ii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Cash Account or Proceeds thereof constituting Collateral hereunder, or any interest therein, except for the security interests created by this Agreement and the Lender E&W Guarantee or (iii) enter into any agreement or undertaking restricting the right or ability of the Pledgor or the Collateral Agent to sell, assign or transfer the Cash Account or Proceeds thereof.

5.2                                 Delivery of Control Agreement.  Upon termination of the Lender E&W Guarantee, including the security interest and control agreement thereunder and pursuant thereto, at the request of Collateral Agent, Grantor shall execute a Control Agreement for the Cash Account.  Pursuant to such control agreement, the bank or financial institution, with respect to such Cash Account, shall agree to comply at any time with instructions from Trustee to such bank or financial institution directing the disposition of assets from time to time credited to such Cash Account, without further consent of the Pledgor or any other Person.  Grantor agrees that it shall not maintain any cash from Remaining Casino Cash Flow in any account other than the Cash Account.

5.3                                 Delivery of Instruments, Certificated Securities and Chattel Paper.  Upon termination of the Lender E&W Guarantee and the security interest and control agreement thereunder and pursuant thereto, if any amount payable under or in connection with any of the Cash Account Collateral shall be or become evidenced by any instrument, such instrument shall at the request of Collateral Agent be delivered as soon as reasonably practicable to the Collateral Agent, duly indorsed in a manner satisfactory to the Collateral Agent, to be held as Cash Account Collateral pursuant to this Agreement.

5.4                                 Maintenance of Perfected Security Interest; Further Documentation.  (a)  The Pledgor (i) shall maintain the security interest created by this Agreement as a security interest having at least the priority described in Section 4.2 and (ii) shall defend such security interest against the claims and demands of all Persons whomsoever.

(b)                                 At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of the Pledgor, the Pledgor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case any relevant Cash Account Collateral, taking any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto but only after termination of the Lender E&W Guarantee and the security interest and control agreement thereunder and pursuant thereto.

5.5                                 Changes in Name, etc.  The Pledgor will not, except upon 10 days’ prior written notice to the Collateral Agent (a) change its jurisdiction of organization from that referred to in Section 4.3 or (b) change its name.

5.6                                 Notices.  The Pledgor will advise the Collateral Agent promptly, in reasonable detail, of:

(a)                                  any Lien (other than security interests created hereby or by the Lender E&W Guarantee) on any of the Cash Account Collateral;

(b)                                 any inability to satisfy debts when due; and

(c)                                  of the occurrence of any other event (other than matters contemplated by Section 5.1 herein), which could reasonably be expected to have a material adverse effect on the value of the Cash Account Collateral or on the security interests created hereby.

5.7                                 Transactions with Affiliates. The Pledgor shall not enter into any transaction with any Affiliate of the Pledgor involving the Casino Hotel or the Remaining Casino Cash Flow, except:

(a)                                  as expressly permitted by this Agreement;

(b)                                 except as expressly permitted by the following agreements, in each case, as in effect as of the date of this Agreement, without giving effect to any amendment or supplement thereto or modification thereof: Amended and Restated Joint Venture Agreement, dated as of March 9, 2005, by and between EW Common LLC, a Nevada limited liability company (“EW Common”), and Florida Hooters, LLC, a Nevada limited liability company (“Florida Hooters”); Amended and Restated Operating Agreement, dated as of March 9, 2005, by and between EW Common and Florida Hooters; Casino Lease; and Hotel Lease; or

(c)                                  in the ordinary course of business and pursuant to the reasonable requirements of the business of the Pledgor provided that, in the case of this clause (c) upon fair and reasonable terms no less favorable to the Pledgor than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Pledgor and which are disclosed in writing to the Collateral Agent.

For the purposes of this Section 5.7, “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.  Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person.  Notwithstanding the foregoing, none of the Collateral Agent or the Issuers shall be deemed an “Affiliate” of the Pledgor.

5.8                                 Operation of the Casino Hotel

(a)                                  The Pledgor shall, until the termination of the Casino Lease following the occurrence of the Operator Licensing Event:

(i)                                     comply with, and perform its obligations in all material respects under, the Casino Lease and the Hotel Lease in accordance with the respective terms thereof;

(ii)                                  operate the Casino Hotel with honesty, integrity, quality and courtesy so as to maintain and enhance the reputation and goodwill of Casino Hotel;

(iii)                               if the Casino Hotel has re-opened as the Hooters Casino Hotel, monitor the performance of each of the Pledgor’s employees at the Casino Hotel to insure that any standards required under any “Hooters” license or franchise agreements and the standards set forth in Section 8.1 of the Casino Lease are consistently maintained;

(iv)                              operate the Casino Hotel only in such a manner that is in the ordinary course of the normal day-to-day operations of the Casino Hotel, as if the Pledgor were the owner of the Casino Hotel, and shall only take such actions that are similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Person that are in the same line of business, and as if the Pledgor were the owner of the Casino Hotel; and

(v)                                 cause its officers, directors, shareholders, employees and agents, to, in good faith, in the ordinary course of business, preserve, conserve and maintain the business operations of the Casino Hotel, including, without limitation, preserving in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements and understandings, keeping available the services of the Casino Hotel’s current officers and key employees and preserving the Casino Hotel’s relationships consistent with past practice with gaming customers, suppliers, licensors, licensees, distributors and others having business dealings with the Casino Hotel, to the end that the Casino Hotel’s goodwill and ongoing businesses shall be unimpaired in all material respects at the time of the termination of the Casino Lease following the occurrence of the Operator Licensing Event.

(b)                                 Prior to the termination of the Casino Lease following the occurrence of the Operator Licensing Event, the Pledgor shall not, and shall cause its officers, directors, shareholders, employees and agents not to, conduct themselves in a manner which is contrary to the best interests of, or detrimental to, the Company, the Casino Hotel or the “Hooters” organization or name, and directly or indirectly make any oral, written or recorded private or public statement or comment that is disparaging, defamatory or otherwise not in the best interests of the Company, the Casino Hotel or the “Hooters” organization or name.

SECTION 6. REMEDIAL PROVISIONS

6.1                                 Cash Account.    If an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise its rights under this Section 6.1(a) to the Pledgor, (i) the Collateral Agent shall have the right to receive any and all interest or other Proceeds paid in respect of the Cash Account constituting Cash Account Collateral hereunder and make application thereof to the Pledgor Obligations in accordance with Section 6.3, and (ii) any or all of such Cash Account shall be registered in the name of the Collateral Agent or its nominee.

6.2                                 Proceeds to be Turned Over To Collateral Agent.  If an Event of Default shall occur and be continuing, all Proceeds received by the Pledgor constituting Cash Account Collateral hereunder and consisting of cash, checks and other near-cash items shall be held by the Pledgor in trust for the Collateral Agent and the Noteholders, segregated from other funds of the Pledgor, and shall, forthwith upon receipt by the Pledgor, be turned over to the Collateral Agent in the exact form received by the Pledgor (duly indorsed by the Pledgor to the Collateral Agent, if required).  All such Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a collateral account maintained under its sole dominion and control.  All such Proceeds while held by the Collateral Agent in a collateral account (or by the Pledgor in trust for the Collateral Agent and the Noteholders) shall continue to be held as collateral security for all the Pledgor Obligations and shall not constitute payment thereof until applied as provided in Section 6.3.

6.3                                 Application of Proceeds.  If an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds constituting Cash Account Collateral, whether or not held in any collateral account, in payment of the Pledgor Obligations in such order as the Collateral Agent may elect, and any part of such funds which the Collateral Agent elects not so to apply shall be held by the Collateral Agent in a collateral account as collateral security for all the Pledgor Obligations and shall not constitute payment thereof until applied to the Pledgor Obligations pursuant to this Section 6.3.  Any balance of such Proceeds remaining after the Pledgor Obligations and the Obligations shall have been paid in full shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive the same.

6.4                                 Code and Other Remedies.  If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Noteholders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Pledgor Obligations, all rights and remedies of a secured party under the Uniform Commercial Code as from time to time in effect in the State of New York (the “NY UCC”) or any other applicable law.  Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Cash Account Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Cash Account Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Noteholder or elsewhere upon such terms and conditions as it may reasonably deem advisable and at such prices as it may reasonably deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Collateral Agent or any Noteholder shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Cash Account Collateral so sold, free of any right or equity of redemption in the Pledgor, which right or equity is hereby waived and released (to the extent permitted by law).  The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.4, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Cash Account Collateral or in any way relating to the Cash Account Collateral or the rights of the Collateral Agent and the Noteholders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Pledgor Obligations, in accordance with Section 6.3, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the NY UCC, need the Collateral Agent account for the surplus, if any, to the Pledgor.  To the extent permitted by applicable law, the Pledgor waives all claims, damages and demands it may acquire against the Collateral Agent or any Noteholder arising out of the exercise by the Collateral Agent or such Noteholder of any rights hereunder.  If any written notice of a proposed sale or other disposition of Cash Account Collateral shall be required by law, such written notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

SECTION 7.  THE COLLATERAL AGENT

7.1                                 Collateral Agent’s Appointment as Attorney-in-Fact, etc.  (a)  The Pledgor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Pledgor hereby gives the Collateral Agent the power and right, on behalf of the Pledgor, without notice to or assent by the Pledgor, to do any or all of the following:

(i)                                     in the name of the Pledgor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to the Cash Account Collateral and file any claim or initiate any proceeding in any court of law or equity or take any other action otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due with respect to any other Cash Account Collateral whenever payable;

(ii)                                  pay or discharge taxes and Liens levied or placed on or threatened against the Cash Account Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iii)                               execute, in connection with any sale provided for in Section 6.4, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Cash Account Collateral; and

(iv)                              (1)  direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;  (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any of the Cash Account Collateral;  (3) sign and indorse any assignments, verifications, notices and other documents in connection with any of the Cash Account Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Cash Account Collateral or any portion thereof and to enforce any other right in respect of any of the Cash Account Collateral; (5) defend, settle, compromise or adjust any suit, action or proceeding brought against the Pledgor with respect to any of the Cash Account Collateral and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; and (6) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Cash Account Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and the Pledgor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Cash Account Collateral and the Collateral Agent’s and the Noteholders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as the Pledgor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)                                 If the Pledgor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)                                  The Pledgor hereby ratifies all that said attorneys-in-fact shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2                                 Duty of Collateral Agent.  The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Cash Account Collateral in its possession, under Section 9-207 of the NY UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account.  Neither the Collateral Agent, any Noteholder nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Cash Account Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Cash Account Collateral upon the request of the Pledgor or any other Person or to take any other action whatsoever with regard to the Cash Account Collateral or any part thereof.  The powers conferred on the Collateral Agent and the Noteholders hereunder are solely to protect the Collateral Agent’s and the Noteholders’ interests in the Cash Account Collateral and shall not impose any duty upon the Collateral Agent or any Noteholder to exercise any such powers.  The Collateral Agent and the Noteholders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates shall be responsible to the Pledgor for any act or failure to act hereunder, except for its or such Person’s own gross negligence or willful misconduct.

7.3                                 Execution of Financing Statements.  Pursuant to any applicable law, the Pledgor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Cash Account Collateral without the signature of the Pledgor in such form and in such offices as the Collateral Agent determines appropriate to perfect the security interests of the Collateral Agent under this Agreement.

7.4                                 Authority of Collateral Agent.  The Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Noteholders, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Pledgor, the Collateral Agent shall be conclusively presumed to be acting as agent for the Noteholders with full and valid authority so to act or refrain from acting, and the Pledgor shall be under no obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8. MISCELLANEOUS

8.1                                 Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by written agreement of the parties hereto.

8.2                                 Notices.All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three business days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows or to such other address as may be hereafter notified by the respective parties hereto:

Pledgor:	Eastern & Western Hotel Corporation
155 East Tropicana Avenue
Las Vegas, Nevada 89109
Attention: Michael Hessling
Telecopy: (702) 739-7783

with a copy to:	Kummer Kaempfer Bonner & Renshaw
3800 Howard Hughes Parkway
7th Floor
Las Vegas, Nevada 89109
Attention: Michael Bonner, Esq.
Telecopy: (702) 796-7181

The Collateral
Agent:	The Bank of New York Trust Company, N.A.
700 South Flower Street, Suite 500
Los Angeles, California 90017
Attention: Corporate Trust Administration
Telecopy: (213) 630-6298

with a copy to:	Emmet, Marvin & Martin, LLP
120 Broadway
New York, New York 10271
Attention: Irving C. Apar, Esq.
Telecopy: (212) 238-3100

8.3                                 No Waiver by Course of Conduct; Cumulative Remedies.  Neither the Collateral Agent nor any Noteholder shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any

Noteholder, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Collateral Agent or any Noteholder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Noteholder would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4                                 Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of the Pledgor and shall inure to the benefit of the Collateral Agent and the Noteholders and their successors and assigns; provided that, except as set forth in the immediately following sentence, the Pledgor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.  Following the termination of the Guarantee pursuant to Section 2.1, the Pledgor may assign all (but not less than all) of its rights and obligations under this Agreement, provided that, as a condition precedent to such assignment, the assignee(s) shall, in writing, (x) expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Pledgor would be required to perform this Agreement if no such assignment had taken place and (y) expressly acknowledge that such assignee(s) shall be bound by all the terms and conditions of this Agreement with the same force and effect as if such assignee(s) had been a signatory and an original party to this Agreement.  The Collateral Agent may require any successor, assignee or transferee to ensure, by executing and delivering appropriate instruments, agreements and opinions of counsel, that the Collateral Agent continues to hold a Lien, having the same relative priority as was the case immediately prior to such succession, assignment, delegation or transfer, on all Cash Account Collateral for the benefit of the Holders.

8.5                                 Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all parties shall be lodged with the Pledgor and the Collateral Agent.

8.6                                 Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.7                                 Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.8                                 Integration.  This Agreement and the Deed of Trust represent the agreement of the Pledgor, the Collateral Agent and the Noteholders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any Noteholder relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the Deed of Trust.

8.9                               GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED, AND THE RIGHTS OF THE PARTIES SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAWS AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAWS AND RULES.

8.10                           Submission To Jurisdiction; Waivers.  The Pledgor hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Pledgor at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.11                           Releases.  At the earlier of such time as the Obligations shall have been paid in full or the Notes are no longer outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement, the Guarantee (if such Guarantee has not earlier terminated pursuant to Section 2.1(c)), the security interests granted herein and all other obligations (other than those expressly stated to survive such termination) of the Collateral Agent and the Pledgor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Pledgor.  At the request and sole expense of the Pledgor following any such termination, the Collateral Agent shall deliver to the Pledgor any Collateral held by the Collateral Agent hereunder, and execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

8.12                        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.13                           Effectiveness. This Agreement shall be effective as of the Closing Date. Without limiting the generality of the foregoing, it is understood that all references to “the date hereof” and “the date of this Agreement” contained in this Agreement shall be references to the Closing Date. The schedules to this Agreement may be supplemented or modified by the Pledgor the Closing Date in a manner reasonably satisfactory to the Collateral Agent.

8.14                           Intercreditor Agreement.  So long as the Intercreditor Agreement is in effect, the rights, obligations and remedies of the Collateral Agent shall be subject thereto.  This Agreement shall not impose any obligation or grant any right to the Collateral Agent to the extent that such obligation or right is inconsistent or conflicts with the Intercreditor Agreement.  This Section 8.14 is for the benefit of the Collateral Agent and the Noteholder, and none of the Pledgor or any other party shall be a third party beneficiary hereof.

8.15                           Gaming Laws and Liquor Laws.  All rights, remedies, and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provision of the Gaming Laws or the Liquor Laws and all provisions of this Agreement are intended to be subject to all applicable mandatory provisions of the Gaming Laws and Liquor Laws and to be limited solely to the extent necessary to not render the provisions of this Agreement invalid or unenforceable, in whole or in part.

[signature page follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Pledge Agreement to be duly executed and delivered as of the date first above written.

Eastern & Western Hotel Corporation

By:		/s/ Michael J. Hessling
	Name:	Michael J. Hessling
	Title:	Executive Vice President and Assistant Secretary

The Bank of New York Trust Company, N.A., as Collateral Agent

By:	/s/ Sandee Parks
Name: Sandee Parks
Title: Vice President

Guarantee and Pledge Agreement – Signature Page

Schedule 1

DESCRIPTION OF CASH ACCOUNT

Pledgor	Bank / Account Number
Eastern & Western Hotel Corporation	Wells Fargo Brokerage Services, LLC / 1553005

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Schedule 2

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

UCC-1 Filing with the Secretary of State of the State of Nevada

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Schedule 3

LOCATION OF JURISDICTION OF ORGANIZATION

Jurisdiction of Organization	Identification Number
Nevada	C7311-1988

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